Exhibit 10.5

MEDICAL CARE TECHNOLOGIES INC.

NING WU

CONSULTANCY AGREEMENT

This Agreement is entered into as of November 25, 2009 by and between Medical Care Technologies Inc. (the “Company”) and Ning Wu (“Consultant”).

          1.          Duties and Scope of Consultancy.

 (a)   Positions and Duties.  As of November 25, 2009 (the “Effective Date”), Consultant will serve as President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).  Consultant will render such business and professional services in the performance of her duties, consistent with Consultant’s position within the Company, as will reasonably be assigned to her by the Board.  The period Consultant is retained by the Company under this Agreement is referred to herein as the “Consultancy Term”.

 (b)   Board Membership.  Consultant will be appointed to serve as a member of the Board as of the Effective Date.  Thereafter, at each annual meeting of the Company’s stockholders during the Consultancy Term, the Company will nominate Consultant to serve as a member of the Board.  Consultant’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Consultant’s consultancy for any reason, Consultant will be deemed to have resigned from the Board voluntarily, without any further required action by the Consultant, as of the end of the Consultant’s consultancy and Consultant, at the Board’s request, will execute any documents necessary to reflect her resignation.

 (c)    Obligations.  During the Consultancy Term, Consultant will devote seven (7) days per month of the Consultant’s business efforts and time to the Company and will use good faith efforts to discharge Consultant’s obligations under this Agreement to the best of Consultant’s ability.   The Consultant’s obligation is to assist Medical Care Technologies Inc. establish a strategic network and presence in China.

(d)   The Company will use its best efforts to obtain necessary funding to provide the Consultant with monetary resources of $500,000 U.S. within the first six months of the Agreement to properly develop and carry out its business plan, marketing and technical strategies that will bring the Company in alignment to the Chinese market.

           2.          At-Will Role.  Consultant and the Company agree that Consultant’s consultancy with the Company constitutes an “at-will” role.  Consultant and the Company acknowledge that this consultancy relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Consultant.  However, as described in this Agreement, Consultant may be entitled to severance benefits depending upon the circumstances of Consultant’s termination.

3.          Term of Agreement.  This Agreement will have an initial term of two (2) years commencing on the Effective Date.

4.          Compensation.

(a)     Base Compensation.  As of the Effective Date, the Company will pay Consultant annual compensation of $60,000 U.S. for her services (such annual compensation, as is then effective, to be referred to herein as “Base Compensation”).  The Base Compensation will be paid monthly.  Consultant’s compensation will be subject to review by the Executive Committee of the Board, or any successor thereto (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.

(b)     Overtime compensation.  For extra time spent beyond seven (7) days per month such as extensive travelling outside of her home country, the Consultant will be compensated on a daily rate of $1,000 U.S. per day subject to Board approval.

(c)      Bonus Plan.   Consultant will have the opportunity to earn a cash bonus as follows: Consultant shall be eligible for an annual bonus of 50% of her Base Compensation based upon: i) achievement of financial goals in consultation with Consultant that are based on the Company’s financial goals for such year and Consultant shall be eligible for an annual bonus of up to 50% of her Base Compensation based on performance goals established by the Board in consultation with Consultant. The determination as to whether the financial goals have been attained shall be made based upon the Company’s audited financial statements and the determination as to whether the performance goals have been attained shall be made by the Board in its sole and absolute discretion. Equitable adjustments shall be made by the Board to the financial goals and/or performance goals to reflect the effect of acquisitions/divestitures. The goals will be established within sixty (60) days of the date of this Agreement for the 2010 year, and within one hundred and twenty (120) days of the beginning of the year for following years. Subject to Section 6 below, if consultancy is terminated following the end of any such year by the Company Without Cause, then Consultant will still be entitled to receive any bonus otherwise payable to her for such year, even if not employed on the bonus payment date.; and ii) upon the closing of public financing transactions equal to or in excess of $1M U.S. and in consideration of certain milestone achievements attained, the Company shall compensate Consultant with a cash bonus in the amount of $100,000 U.S.

(d)     Stock Options.  Consultant will be granted a stock option to purchase 250,000 shares of Company common stock at an exercise price equal to the average of the highest and lowest quoted sales price on the OTC Bulletin Board (“OTC BB”) for the common stock of the Company three (3) months after the Effective Date (the “Initial Option”) or as soon as the Company effects a Stock Incentive Plan, whichever is first to effect.  The Initial Option, except as provided in this Agreement, will be subject to the terms, definitions and provisions of the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) and will be scheduled to vest at a rate of one hundred percent (100%) from the date of the grant assuming Consultant’s continued consultancy with the Company.  If Consultant is terminated for reasons other than Cause, Consultant’s Initial Option will become fully vested and will remain exercisable until the earlier of the date provided in the applicable stock option agreement or under any applicable work force reduction policy adopted by the Company from time to time.  The Initial Option will have a maximum term of two (2) years.

5.          Expenses.  The Company will reimburse Consultant for reasonable travel, entertainment, and other expenses incurred by Consultant in the furtherance of the performance of Consultant’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.          Termination of Consultancy.  In the event Consultant’s consultancy with the Company terminates for any reason, Consultant will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) pay for accrued but unused vacation that the Company is legally obligated to pay Consultant, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Consultant, (d) unreimbursed business expenses required to be reimbursed to Consultant, and (e) rights to indemnification Consultant may have under the Company’s Articles of Incorporation, Bylaws, the Consultancy Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause, Consultant will be entitled to the amounts and benefits specified in Section 8.

7.          Severance.

(a)     Termination Without Cause.  If Consultant’s consultancy is terminated by the Company without Cause, then, subject to Section 9, if, (i) Consultant’s duties and responsibilities as Chief Executive Officer of the Company are substantially reduced without her consent, or (ii) Consultant is not reelected to the Board during the Consultancy Term, then Consultant will be deemed to have been terminated without Cause.  Notwithstanding the foregoing, the amount of severance benefits received by Consultant under this Section 8(a) will not exceed 2.99 times the sum of Consultant’s Base Salary and bonus, unless such benefits are approved by the Company’s stockholders pursuant to the Company’s established policy.

(b)     Termination for Cause.  If Consultant’s consultancy is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Consultant’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Consultant hereunder will terminate immediately.

8.          Definitions.

(a)     Cause.  For purposes of this Agreement, “Cause” will have the same defined meaning as ‘good or sufficient reason’.

9.          Indemnification.  Subject to applicable law, Consultant will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

10.          Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Consultant upon Consultant’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Consultant’s right to compensation or other benefits will be null and void.

11.          Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman
c/o Corporate Secretary
Medical Care Technologies Inc.

If to Consultant:

436 Adelaide Street West, Suite 300
Toronto, Ontario
Canada M5V 1S7

12.          Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

13.          Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Consultant’s consultancy by the Company, Consultant’s service as an officer or director of the Company, or Consultant’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in New York, New York before the Judicial Arbitration and Mediation Services, Inc. under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the New York Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Consultant’s obligations under this Agreement and the Confidential Information Agreement.

14.          Integration.  This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

15.          Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.          Survival.  The Confidential Information Agreement, the Company’s and Consultant’s responsibilities will survive the termination of this Agreement.

17.          Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.          Governing Law.  This Agreement will be governed by the laws of the State of New York.

19.          Acknowledgment.  Consultant acknowledges that he has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.          Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

MEDICAL CARE TECHNOLOGIES INC.

/s/ A. MacMurray-Nelson	Date: November 25, 2009

Compensation Member

CONSULTANT:

/s/ Ning Wu	Date: November 25, 2009
Ning Wu